Exhibit 10.8

October 22, 2006

Jonathan Hustis

Re:	Post Closing Employee Payment and Retention Agreement

Dear Jonathan:

As you know, Oracle Systems Corporation (“Parent”), Marine Acquisition Corporation, a subsidiary of Parent, and MetaSolv Software, Inc. (the “Company”) are entering into an Agreement and Plan of Merger contemporaneously with the entry into this agreement (such Agreement and Plan of Merger, as amended, restated or supplemented from time to time, being referred to herein as the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the closing conditions described in the Merger Agreement, Marine Acquisition Corporation will merge with and into the Company, and the Company will become a subsidiary of Parent (the “Merger”). Parent and its subsidiaries and affiliates (such entities, including without limitation the Company after the consummation of the Merger, being collectively referred to herein as “Acquirer”) view your contribution to the integration of these combined companies’ operations as extremely important. Your agreement to continue providing services to the combined companies will be of significant value to our integration effort. Under this agreement (the “Retention Agreement”), subject to and contingent upon the consummation of the Merger, you agree to assist us by remaining employed by Acquirer as set forth herein. For purposes of clarification, all references in this Retention Agreement to employment by Acquirer following the consummation of the Merger include without limitation employment by the Company, in its capacity as a wholly owned subsidiary of Parent, or by Oracle USA Inc. We refer to such employment relationship as your “Employment Relationship.” In the event that you are offered employment with Oracle USA, Inc., you will be required to sign and adhere to Oracle’s standard Proprietary Information Agreement. Nothing in this Retention Agreement or your Employment Agreement shall be deemed to modify or limit your obligations under any such Proprietary Information Agreement, and nothing in any such Proprietary Information Agreement shall be deemed to modify or limit your obligations under this Retention Agreement or your Employment Agreement.

This Retention Agreement shall be effective as of the closing of the Merger (the “Closing”). If the Merger Agreement is terminated, this Retention Agreement shall be null and void and have no force or effect, and the parties to this Retention Agreement shall have no liability to each other whatsoever under this Retention Agreement. The terms and provisions of this Retention Agreement shall supersede and replace in all respects Paragraphs 2, 4, 7, 8(A), (B) and (C) of that certain Employment Agreement dated as of September 22, 2005 by and between you and the Company (as amended, the “Employment Agreement”). After the Closing, the Employment Agreement, as modified by this Retention Agreement, and your Indemnification Agreement with the Company shall continue in full force and effect. All capitalized terms used but not defined in this Retention Agreement shall have the meanings assigned to them in the Employment Agreement.

Jonathan Hustis

October 22, 2006

You have agreed to continue your employment with the Acquirer following the consummation of the Merger, and are entering into this Retention Agreement, in consideration of the following agreement by Acquirer to make certain payments and perform certain obligations in connection with your Employment Relationship after the Closing:

1.	Amount and Payment of Retention Bonus.

a.	To show our appreciation of your contribution to the success of the Merger and the integration of our companies, in addition to any other compensation that you may earn, Acquirer will pay you, subject to certain terms and conditions set forth herein, the sum of $720,000 as a “Retention Bonus”.

b.	Payment of your Retention Bonus will be subject to the terms and conditions set forth in this Retention Agreement, as well as to all applicable payroll withholdings and deductions.

c.	You will be paid your Retention Bonus (i) at the end of the Retention Period if, and only if, you remain employed by Acquirer through the end of the Retention Period or (ii) if, during the Retention Period, your Employment Relationship is terminated (A) by Acquirer without Cause (as defined below), (B) by reason of your death or Disability (as defined below) or (C) by you for Good Reason (as defined below), in the case of (i) or (ii)(A) or (C) after and subject to you signing and letting become effective the release described in Paragraph 6 below.

2.	Stock Options.

a.	Prior to the date hereof, you have received options to purchase common stock of the Company granted to you pursuant to the Company’s Long-Term Incentive Plan (the “Options”), which at the Effective Time will become options to purchase Parent common stock as provided in the Merger Agreement.

b.	Effective at the Closing, in addition to any vesting at the Closing pursuant to the terms of the Company’s Long-Term Incentive Plan, 25% of your Options which are otherwise unvested will become vested.

c.	In addition, all remaining Options will become vested (i) at the end of the Retention Period if, and only if, you remain employed by Acquirer through the end of the Retention Period or (ii) if, during the Retention Period, your Employment Relationship is terminated (A) by Acquirer without Cause, (B) by reason of your death or Disability or (C) by you for Good Reason, in the case of (i) or (ii)(A) or (C) after and subject to you signing and letting become effective the release described in Paragraph 6 below.

Jonathan Hustis

October 22, 2006

d.	If you remain employed through the end of the Retention Period or if, during the Retention Period, your Employment Relationship is terminated by Acquirer without Cause, by reason of your death or Disability, or by you for Good Reason, you shall have until the later of (x) the last day of the calendar year that includes the last day of the post-termination exercise period provided in the applicable Stock Option Agreement between you and the Company, and (y) the date that is the fifteenth day of the third month following the last day of the post-termination exercise period provided in such Stock Option Agreement, but in no event longer than the original final expiration date of the applicable Option, to exercise such Option.

3.	Retention Period Employment. You agree to remain employed by Acquirer for at least six months following the Closing Date (such period is referred to herein as the “Retention Period”).

4.	Salary and Target Bonus. Your annualized Base Salary will be $225,000 (the “Base Salary”) and your annualized target bonus will be 60% of such Base Salary (the “Target Bonus”).

5.	Benefits.

a.	You and your family will be eligible for and entitled to participate in benefit plans maintained by Acquirer for similarly situated employees, subject to applicable terms and conditions thereof.

b.	You will also be entitled to take vacation, without reduction in Base Salary or Target Bonus, at such times and intervals as shall be determined by you subject to Acquirer’s vacation policies.

6.	Termination of Employment.

a.	Following the Merger, your Employment Relationship will be on an “at-will” basis, notwithstanding any provision of this Retention Agreement or the Employment Agreement, which means that either you or Acquirer has the right to terminate your Employment Relationship at any time with or without Cause or Good Reason and with or without notice, during or after the Retention Period. You will not owe Acquirer any money if you elect to terminate your Employment Relationship at any time.

b.

Except as set forth in clause (c) or (d) below, if, at any time, your Employment Relationship is terminated by you or by the Acquirer, then Acquirer shall be obligated to pay you only all earned compensation (including without limitation accrued but unused vacation attributable to all pre- and post-Closing employment periods) due and owing through the last day you actually worked in accordance with applicable state and federal laws. Thereafter, all of the Acquirer’s obligations under this Retention Agreement shall cease except as otherwise

Jonathan Hustis

October 22, 2006

expressly provided herein, and, except as set forth in Paragraph 1 or clause (c) or (d) below, you will not be entitled to any portion of the Retention Bonus, pro-rated or otherwise.

c.	If at any time prior to the end of the Retention Period your Employment Relationship is terminated by you for Good Reason or by Acquirer without Cause (as defined below) or by reason of your death or Disability, then in addition to earned compensation as set forth in clause (b) above, the Retention Bonus shall be paid to you as described in Paragraph 1 above.

d.	If your Employment Relationship terminates for any reason at the end of or after the Retention Period, or if before the end of the Retention Period your Employment Relationship is terminated by you for Good Reason or by Acquirer without Cause or by reason of your Disability, then (i) you will receive a pro-rated portion of the bonus referred to in Paragraph 4 above to the extent you would otherwise be eligible to receive a bonus for the performance period including the date of termination and to the extent the bonus for that period has not previously been paid; (ii) the Acquirer shall pay for up to six (6) months of outplacement services for you (or, if earlier, until you obtain full-time employment), to be provided by an outplacement service provider selected by Acquirer; and (iii) you shall be entitled to any benefits mandated under COBRA or required under the terms of any death, disability, insurance, or retirement plan, program, or agreement provided by Acquirer and to which you are a party or in which you are a participant, subject to the terms and conditions thereof, and, if you elect COBRA continuation coverage for yourself and/or your dependents, Acquirer shall pay for such coverage for so long as you are eligible for COBRA continuation coverage; provided however, that nothing herein shall be construed to extend the period of time mandated by statute over which such COBRA continuation may otherwise be provided to you and/or your dependents.

e.	For purposes of this Retention Agreement, you shall be deemed terminated for “Cause” if you (i) are convicted of any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement, (ii) are found to have committed intentional acts of misconduct after the Closing Date that materially impair the goodwill or business of Acquirer or cause material damage to its property, goodwill, or business, or (iii) have refused to, or willfully failed to, perform your material duties as an executive, provided however that no termination under this subparagraph (iii) shall be effective unless you do not cure such refusal or failure as soon as practicable after Acquirer gives you written notice identifying such refusal or failure (and in any event within 30 days after receipt of such written notice).

f.

For purposes of this Retention Agreement, “Disability” shall mean that the Acquirer has made a reasonable determination in accordance with the following sentence that you are disabled and has given written notice to you that you are disabled. You shall be deemed to be disabled for purposes of this Agreement if

Jonathan Hustis

October 22, 2006

you meet the requirements for long term disability under the Acquirer’s long-term disability plan or program in effect on the date of the notice; alternatively, if the Acquirer does not have such a long-term disability plan or program in effect, then you shall be deemed to be disabled if you, as a result of illness or incapacity, shall be unable to perform substantially your required duties for a period of 4 consecutive months or for any aggregate period of 6 months in any 12-month period.

g.	For purposes of this Retention Agreement, “Good Reason” means: (i) the Acquirer’s requiring you to be based at any place outside a 60-mile radius of the location of the Company’s corporate headquarters as of the date of this Retention Agreement, except for reasonably required travel; (ii) a reduction in Base Salary or Target Bonus (other than an immaterial mistake not cured within 14 business days of written notice by you to the Acquirer of such mistake); (iii) any material breach by Acquirer of any material provision of the Employment Agreement, as modified by this Retention Agreement; or (iv) the failure of Acquirer to obtain an agreement from any Successors and Assigns (other than as a result of the Merger) to assume and agree to perform the Employment Agreement, as modified by this Retention Agreement.

h.	Your receipt of any amounts or benefits under Paragraph 1 or clause (c) or (d) of this Paragraph 6 is expressly conditioned upon your signing and letting become effective an agreement reasonably acceptable to Acquirer that, except as expressly provided in this Retention Agreement, (i) waives any rights you may otherwise have against Acquirer and related entities and individuals and (ii) releases Acquirer and related entities and individuals from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment.

7.	Section 280G Payments. Acquirer hereby acknowledges that it will be responsible for any Gross-Up Payment and other payments set forth in Paragraph 8(D) of the Employment Agreement. Acquirer agrees to designate and engage an Accounting Firm reasonably acceptable to you to perform the calculations and make the determinations provided for in Paragraph 8(D) of the Employment Agreement on or before the earlier of (i) fifteen (15) business days prior to the end of the Retention Period or (ii) the receipt of notice from you that there may be an excess parachute payment as described in Paragraph 8(D) of the Employment Agreement.

8.	Section 409A.

a.

In the event that the Acquirer determines that any payments to which you become entitled under this Retention Agreement, or any agreement or plan referenced herein, in connection with the termination of your Employment Relationship constitute deferred compensation subject to Section 409A (“Section 409A”)of the Internal Revenue Code of 1986, as amended (the “Code”), the Acquirer promptly shall inform you of such determination and you may request a delay in the receipt

Jonathan Hustis

October 22, 2006

of any payments to be made pursuant to this Retention Agreement. Acquirer will agree to such delay upon receipt of a written request from you. During any period that payment or payments to you are deferred pursuant to this Paragraph 8, you shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Paragraph 8 (together with accrued interest thereon) shall be paid to you or your beneficiary in one lump sum.

b.	If Acquirer determines that Code Section 6041(g) or Code Section 6051(a)(13) require it to report any deferrals to you, prior to filing any such report with the Internal Revenue Service or withholding any tax relating to Section 409A, Acquirer will deliver to you a draft of the applicable tax returns Acquirer proposes to file reporting such deferrals or withholding such tax (the “Information Returns”). You will have ten (10) business days in which to approve such Information Returns, which approval shall not be unreasonably withheld. Acquirer and you shall confer and use our mutual best efforts to resolve any disputes concerning such draft Information Returns. In the event that Acquirer and you are unable to reach agreement regarding any provision after attempting in good faith to do so for a period of ten (10) Business Days, then such dispute shall be submitted to an Accounting Firm, and the decision of such firm regarding such dispute shall be binding on the parties.

c.	If after the application of paragraphs (a) and (b) of this Paragraph 8 any payments made pursuant to this Retention Agreement would be made in violation of Section 409A, you shall have the absolute right to request Acquirer to amend the Retention Agreement in the manner resulting in the smallest economic impact to Acquirer without reducing the value of any rights or benefits payable to you unless you consent to such reduction and without increasing the amount payable by the Acquirer.

9.	Indemnification. The terms of your Indemnification Agreement with the Company shall remain in effect after the Closing Date.

10.

Protective Covenants in Employment Agreement. Notwithstanding the limitations set forth in Paragraph 9 of the Employment Agreement, you shall be permitted to (i) directly or indirectly, contact, solicit or direct any person, firm, corporation, association or other entity to contact or solicit, any of the Company’s customers or prospective customers (as hereinafter defined) for the purpose of providing any products or services that do not involve the Company’s Business (as hereinafter defined); (ii) directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or

Jonathan Hustis

October 22, 2006

full-time, become associated with any business that is not significantly engaged in the Company’s Business and (iii) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Company’s customers or prospective customers (as hereinafter defined), with respect to or in any way with regard to any aspect of a business other than the Company’s Business.

For purposes of this Retention Agreement, the “Company’s Business” shall be deemed to be operational support systems that encompass network resource management, inventory, provisioning for back-office order management, activation and mediation.

11.	Choice of Law; Arbitration. Paragraphs 19 and 20 of the Employment Agreement shall apply to this Retention Agreement.

12.	Entire Agreement. Your signature below acknowledges that you have not relied on any promises or representations concerning the subject matter hereof not contained in the Employment Agreement or this Retention Agreement and/or the documents referenced herein. The terms of this Retention Agreement may be changed, amended, or superseded only by an agreement in writing signed by you and an officer of Acquirer.

To indicate your acceptance of this Retention Agreement, please sign where indicated below.

Sincerely,

ORACLE SYSTEMS CORPORATION		METASOLV SOFTWARE, INC.

By:	/s/ Daniel Cooperman	By:	/s/ T. Curtis Holmes, Jr.
Name:	Daniel Cooperman	Name:	T. Curtis Holmes, Jr.
Title:	General Counsel, Senior Vice President and Secretary	Title:	President and CEO

READ, UNDERSTOOD & AGREED:

/s/ Jonathan Hustis
Printed Name: Jonathan Hustis

Dated: October 22, 2006